EXHIBIT 99.1

[Husker Ag Letterhead]

November 26, 2003

Dear Husker Ag Member:

        We are pleased to report 3rd quarter financial results for Husker Ag, LLC, with ethanol sales of $7.149 million, distiller grain sales of $1.495 million, and receipt of energy production credits of $2.810 million for the quarter ended September 30, 2003, with comprehensive net income of $2.755 million for the 3rd quarter. We commenced operations in March 2003, and our year-to-date numbers are $14.292 million in ethanol sales, $3.187 million in distiller grain sales, and $5.130 million in energy production credits, with $3.879 million comprehensive net income year-to-date. We believe the plant is operating well, and that our employees have improved plant efficiency and gained knowledge that has translated into better than expected ethanol production.

        Our complete 3rd quarter financial statements are available on Form 10-QSB filed with the Securities and Exchange Commission, and available on the SEC’s website at www.sec.com, and we encourage you to read our 10-QSB and other documents filed with the SEC for a more complete discussion of our operations and financial condition. You may also access the SEC filings through the Husker Ag website as follows:

  Go to www.huskerag.com.

  On the homepage, click on the SEC Filings Link, which will take you directly to the EDGAR Company Search box at the SEC website.

  You may then access Husker Ag, LLC filings by either entering ‘Husker Ag’ under the company name, or entering Husker Ag’s Central Index Key number -1133555 — in the CIK box.

  This will provide you a list of Husker Ag SEC filings, with the most recent filings at the top. The 3rd quarter financial and related information is available under the most recent 10-QSB filing.

        As previously disclosed in the Husker Ag 8-K filing of September 30, 2003, the Husker Ag Board of Directors adopted a new policy during the 3rd quarter regarding the announcement of any future distributions. In order to provide members and potential buyers adequate prior notice of any distribution, the Company will make public announcement of any distribution which has been approved by the Board of Directors within the 60-day period prior to the commencement of the calendar trimester in which the record date for the distribution would occur. The trimester commencement dates are January 1, May 1, and September 1, and the announcement would include both the future record date for distribution and the amount per membership unit of such distribution.

If you have questions, I encourage you to call me at 402-582-4446.

Sincerely,

/s/ Allen Sievertsen
Allen Sievertsen
General Manager

Statements herein that are not historical facts, including statements about the management’s beliefs concerning Company operations and efficiencies and the Company’s expectations about future actions by the Company are forward looking statements that involve risks and uncertainties and are forward looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby.